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                                                                    EXHIBIT 11.2

                           EDUCATIONAL MEDICAL, INC.

                 COMPUTATION OF HISTORICAL NET INCOME PER SHARE

                                                  THREE MONTHS   THREE MONTHS   NINE MONTHS    NINE MONTHS
                                                     ENDED          ENDED          ENDED          ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      1996           1995           1996           1995
                                                  ------------   ------------   ------------   ------------
Primary and fully diluted:
  Weighted average common stock and common stock
     equivalents outstanding during the
     period.....................................    6,181,130      3,661,316      5,172,586      3,644,983
  Effect of common stock equivalents issued
     subsequent to August 7, 1995 computed in
     accordance with the treasury stock method
     as required by the SEC(1)..................      118,243        112,000        118,243        112,000
                                                   ----------     ----------     ----------     ----------
                                                    6,299,373      3,773,316      5,290,829      3,756,983
                                                   ==========     ==========     ==========     ==========
Income (loss) before extraordinary items........   $  633,087     $ (377,662)    $1,011,301     $ (212,703)
                                                   ==========     ==========     ==========     ==========
Income (loss) before extraordinary items per
  share of common stock.........................          .10     $     (.10)    $      .19     $     (.06)
                                                   ==========     ==========     ==========     ==========
Net income (loss)...............................   $  324,404     $ (377,662)    $  702,618     $ (212,703)
                                                   ==========     ==========     ==========     ==========
Net income (loss) per share of common stock.....   $      .05     $     (.10)    $      .13     $     (.06)
                                                   ==========     ==========     ==========     ==========
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
     83, Common Stock equivalents issued at prices below the Initial Public
     Offering price per share of $10 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
     Registration Statement for its Initial Public Offering have been included as outstanding for all periods presented prior to the Initial Public
     Offering.

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